Exhibit 10.2

NOTICE OF GRANT OF STOCK OPTION

MOVANO, INC.
AMENDED AND RESTATED 2019 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Movano, Inc. (the “Company”) hereby grants, pursuant to the provisions of the Movano, Inc. Amended and Restated 2019 Omnibus Incentive Plan (the “Plan”), to the Grantee designated below (“Grantee”) a Stock Option to purchase the number of Shares specified below (the “Option”). The Option shall be subject to this Notice of Grant (the “Notice of Grant”) and the attached Terms and Conditions of Stock Option (together with the Notice of Grant, the “Award Agreement”).

Grantee:

Type of Option:	[Incentive Stock Option]/[Non-qualified Stock Option]

Grant Date:

Vesting Commencement Date:

Number of Shares Purchasable:

Option Price per Share:

Expiration Date:

Exercisability Schedule:

Early Exercise:	[Permitted]/[Not Permitted]

Notice of Grant - Page 1

Exercise after Separation from Service:

Separation from Service for any reason other than death, Disability or Cause: any non-exercisable portion of the Option expires immediately and any exercisable portion of the Option remains exercisable for 90 days following Separation from Service for any reason other than death, Disability or Cause; provided that if Grantee dies during such 90-day period any exercisable portion of the Option remains exercisable for 18 months following Grantee’s death.

Separation from Service due to Disability: any non-exercisable portion of the Option expires immediately and any exercisable portion of the Option remains exercisable for 12 months following Separation from Service due to Disability; provided that if Grantee dies during the 90-day period following Grantee’s Separation from Service due to Disability, any exercisable portion of the Option remains exercisable for 18 months following Grantee’s death.

Separation from Service due to Death: any non-exercisable portion of the Option expires immediately and any exercisable portion of the Option remains exercisable for 18 months following Grantee’s death.

Separation from Service for Cause: the entire Option, including any exercisable and non-exercisable portion, expires immediately upon Separation from Service for Cause.

In no event may THE Option be exercised after the Expiration Date as provided above.

By signing below, Grantee agrees that the Option is granted under and governed by the terms and conditions of the Plan and the Award Agreement, as of the Grant Date.

GRANTEE	MOVANO, INC.

Sign Name:	Sign Name:

Print Name:	Print Name:

Title:

Notice of Grant - Page 2

TERMS AND CONDITIONS OF STOCK OPTION

1. Grant of Option. The Option granted to Grantee and described in the Notice of Grant is subject to the terms and conditions of the Plan. The terms and conditions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, the Award Agreement shall be construed in accordance with the terms and conditions of the Plan. Any capitalized term not otherwise defined in the Award Agreement shall have the definition set forth in the Plan.

The Board has approved the grant to Grantee of the Option, conditioned upon Grantee’s acceptance of the terms and conditions of the Award Agreement within 60 days after the Award Agreement is presented to Grantee for review.

If designated in the Notice of Grant as an Incentive Stock Option, the Option is intended to qualify as an Incentive Stock Option. To the extent that the Option fails to meet the requirements of an Incentive Stock Option or is not designated as an Incentive Stock Option, the Option shall be treated as a Non-qualified Stock Option.

2. Exercise of Option.

(a) Right to Exercise. The Option shall be exercisable, in whole or in part, during its term in accordance with the terms and conditions set forth in the Notice of Grant and with the applicable provisions of the Plan and the Award Agreement. No Shares shall be issued pursuant to the exercise of the Option unless the issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Grantee on the date on which the Option is exercised with respect to such Shares. Until such time as the Option has been duly exercised and Shares have been delivered, Grantee shall not be entitled to exercise any voting rights with respect to such Shares, shall not be entitled to receive dividends or other distributions with respect thereto and shall not have any other rights of a stockholder with respect thereto.

(b) Early Exercise. If permitted in the Notice of Grant, and subject to the provisions of the Option, Grantee may elect at any time that is both (i) during the period of Grantee’s Service and (ii) during the term of the Option, to exercise all or part of the Option, including any unexercisable portion of the Option; provided, however, that:

(i) a partial exercise of the Option shall be deemed first to cover Shares subject to the exercisable portion of the Option and then the earliest exercisable installment of Shares subject to the Option;

(ii) any Shares purchased with respect to the unexercisable portion of the Option as of the date of exercise shall be subject to a purchase option in favor of the Company as described in the Company’s form of Exercise Notice and Option Exercise Agreement;

(iii) as a condition preceding to the effectiveness of any exercise as to any unexercisable portion of the Option, Grantee shall enter into the Company’s form of Exercise Notice and Option Exercise Agreement with a vesting schedule that will result in the same vesting as if no early exercise has occurred; and

(iv) if the Option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the Grant Date) of the Shares subject to the Option and all other Incentive Stock Options held by Grantee are exercisable for the first time by Grantee during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Option and all such other Incentive Stock Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options.

(c) Method of Exercise. The Grantee may exercise the Option by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Option Price as to all Shares exercised. The Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Option Price (as well as any applicable withholding or other taxes).

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3. Method of Payment. If Grantee elects to exercise the Option by submitting an Exercise Notice in accordance with Section 2(b) above, the aggregate Option Price (as well as any applicable withholding or other taxes) shall be paid by cash or check; provided, however, that the Board may, but is not required to, consent to payment in any of the following forms, or a combination of them:

(a) cash or check;

(b) a “net exercise” under which the Company reduces the number of Shares issued upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate Option Price and any applicable withholding, or such other consideration received by the Company under a cashless exercise program approved by the Company in connection with the Plan;

(c) surrender of other Shares owned by Grantee that have a Fair Market Value on the date of surrender equal to the aggregate Option Price of the exercised Shares and any applicable withholding; or

(d) any other consideration that the Board deems appropriate and in compliance with applicable law.

4. Restrictions on Exercise. The Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of the Shares upon exercise or the method of payment of consideration for those Shares would constitute a violation of any applicable law, regulation or Company policy.

5. Transferability.

(a) The Option may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of Grantee only by Grantee; provided, however, that Grantee may, with the consent of the Company, transfer the Option (a) pursuant to a domestic relations order by a court of competent jurisdiction or (b) to any Family Member of Grantee in accordance with Section 16.11.2 of the Plan by delivering to the Company a notice of assignment in a form acceptable to the Company. No transfer or assignment of the Option to or on behalf of a Family Member under this Section 5 shall be effective until the Company has acknowledged such transfer or assignment in writing.

(b) Without limitation of Section 11 below, any Issued Shares in connection with the Option shall be subject to the Company’s right of first refusal under Section 16.4.1 of the Plan, [the Company’s right of repurchase under Section 16.4.2 of the Plan], the market standoff requirement under Section 16.5 of the Plan, and the transfer restrictions under Section 16.11.3 of the Plan.

(c) If at the time of exercise, there is then effective an agreement among the Company and any of its stockholders regarding so-called rights of co-sale, rights of first refusal or similar rights, or regarding voting rights, as a condition precedent to exercise, this Option shall not be deemed exercised until Grantee has executed and delivered a joinder or counterpart signature page to each such agreement agreeing to be subject to such rights of co-sale, rights of first refusal or similar rights or such voting provisions in a manner similar to other holders of Common Stock, unless either (i) there is no agreement binding the Company to Grantee as a party to any such agreement or to seek to add Grantee as a party to any such agreement or (ii) the Company expressly waives this requirement in a writing delivered to Grantee or in a resolution of the Board, which waiver or resolution must expressly reference this Section 5(c).

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6. Term of Option. The Option may be exercised only within the term set forth in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of the Award Agreement.

7. Withholding.

(a) The Board shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by Grantee with respect to the Option.

(b) The Grantee shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Section 16.3 of the Plan.

(c) If Grantee makes any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), Grantee shall notify the Company of such disposition within 10 days of such disposition.

8. Adjustment. Upon any event described in Section 14 of the Plan occurring after the Grant Date, the adjustment provisions as provided for under Section 14 of the Plan shall apply to the Option.

9. Parachute Payments.

(a) If any payment or benefit Grantee would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Grantee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Grantee elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of Awards; reduction of employee benefits. In the event that acceleration of vesting of an Award is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Grantee’s Awards (i.e., earliest granted Award cancelled last) unless Grantee elects in writing a different order for cancellation.

(b) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Grantee and the Company within fifteen (15) calendar days after the date on which Grantee’s right to a Payment is triggered (if requested at that time by Grantee or the Company) or such other time as requested by Grantee or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Grantee and the Company with an opinion reasonably acceptable to Grantee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Grantee and the Company.

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10. Right of First Refusal. Shares that Grantee acquires upon exercise of the Option (whether in Grantee’s possession or in the possession of transferees) (“Grantee’s shares,”) are subject to the Company’s right of first refusal. The Grantee shall not sell, assign, pledge, or in any manner transfer any of the Shares that Grantee acquires upon exercise of the Option or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, except by a transfer which meets the requirements set forth hereinafter:

(a) If Grantee desires to sell or otherwise transfer any of the Shares, then Grantee shall first give written notice thereof to the Company. The notice shall name the proposed transferee and state the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer.

(b) For thirty (30) days following receipt of such notice, the Company shall have the option to purchase all (but not less than all) of the shares specified in the notice at the price and upon the terms set forth in such notice; provided, however, that, with Grantee’s consent, the Company shall have the option to purchase a lesser portion of the shares specified in said notice at the price and upon the terms set forth therein. In the event of a gift, property settlement or other transfer in which the proposed transferee is not paying the full price for the shares, and that is not otherwise exempted from the provisions of this Section 10, the price shall be deemed to be the Fair Market Value of the Shares. In the event the Company elects to purchase all of the Shares or, with Grantee’s consent, a lesser portion of the Shares, it shall give written notice to Grantee, as the transferring stockholder, of its election and settlement for said shares shall be made as provided below in paragraph (d).

(c) The Company may assign its rights hereunder.

(d) In the event the Company and/or its assignee(s) elect to acquire any of Grantee’s Shares as specified in the notice Grantee receives as the transferring Stockholder, the Secretary of the Company shall so notify Grantee, as the transferring Stockholder, and settlement thereof shall be made in cash within 30 days after the Secretary of the Company receives said transferring stockholder’s notice; provided that if the terms of payment set forth in the transferring Stockholder’s notice were other than cash against delivery, the Company and/or its assignee(s) shall pay for said shares on the same terms and conditions set forth in Grantee’s transferring Stockholder’s notice.

(e) In the event the Company and/or its assignees(s) do not elect to acquire all of the Shares specified in Grantee’s transferring Stockholder’s notice, Grantee may, within the sixty-day period following the expiration or waiver of the Option rights granted to the Company and/or its assignees(s) herein, transfer the Shares specified in Grantee’s transferring Stockholder’s notice which were not acquired by the Company and/or its assignees(s) as specified in Grantee’s transferring Stockholder’s notice. All Shares so sold by Grantee, as the transferring Stockholder, shall continue to be subject to the provisions of this Section 10 in the same manner as before said transfer.

(f) Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the provisions of this Section 10:

(i) If an agreement between Grantee and the Company regarding the sale, assignment, pledge, or transfer in any manner of any of Grantee’s Shares contains anything to the contrary to this Section 10, the agreement between Grantee and the Company will control and govern as to the sale, assignment, pledge, or transfer in any manner of the Shares.

(ii) The Grantee’s transfer of any or all of Grantee’s Shares held either during Grantee’s lifetime or on death by will or intestacy to Grantee’s immediate family or to any custodian or trustee for Grantee’s account or the account of Grantee’s immediate family or to any limited partnership of which Grantee, members of Grantee’s immediate family or any trust for Grantee’s account or the account of Grantee’s immediate family will be the general or limited partner(s) of such partnership. “Immediate family” as used herein shall mean spouse, lineal descendant, father, mother, brother, or sister of the Stockholder making such transfer.

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(iii) The Grantee’s bona fide pledge or mortgage of any of Grantee’s shares with a commercial lending institution, provided that any subsequent transfer of said shares by said institution shall be conducted in the manner set forth in this Section 10.

(iv) The Grantee’s transfer of any or all of Grantee’s shares to the Company or to any other Stockholder of the Company.

(v) The Grantee’s transfer of any or all of Grantee’s Shares to a person who, at the time of such transfer, is an officer or director of the Company.

In any such case, the transferee, assignee, or other recipient shall receive and hold such stock subject to the provisions of this Section 10, and there shall be no further transfer of such stock except in accord with this Section 10.

(g) The provisions of this Section 10 may be waived with respect to any transfer either by the Company, upon duly authorized action of its Board of Directors, or by the Stockholders, upon the express written consent of the owners of a majority of the voting power of the Company (excluding the votes represented by those shares to be transferred by the transferring Stockholder). This Section 10 may be amended or repealed either by a duly authorized action of the Board or by the Stockholders, upon the express written consent of the owners of a majority of the voting power of the Company.

(h) Any sale or transfer, or purported sale or transfer, of Grantee’s Shares shall be null and void unless the terms, conditions, and provisions of this Section 10 are strictly observed and followed.

(i) The foregoing right of first refusal shall terminate upon the date securities of the Company are first offered to the public pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

(j) The certificates representing Shares shall bear on their face the following legend or a substantially similar legend so long as the foregoing right of first refusal remains in effect and any other legend required by the Company in accordance with applicable law or an applicable agreement:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE COMPANY AND/OR ITS ASSIGNEE(S), AS PROVIDED IN AN OPTION AGREEMENT.”

11. Bound by Plan and Board Decisions. By accepting the Option, Grantee acknowledges that Grantee has received a copy of the Plan, has had an opportunity to review the Plan, and agrees to be bound by all of the terms and conditions of the Plan[; provided, Section 16.4.2 of the Plan shall not apply to the Option]. In the event of any conflict between the provisions of the Award Agreement and the Plan, the provisions of the Plan shall control. The authority to manage and control the operation and administration of the Award Agreement and the Plan shall be vested in the Board, and the Board shall have all powers with respect to the Award Agreement as it has with respect to the Plan. Any interpretation of the Award Agreement or the Plan by the Board and any decision made by the Board with respect to the Award Agreement or the Plan shall be final and binding on all persons.

12. Grantee Representations. The Grantee hereby represents to the Company that Grantee has read and fully understands the provisions of the Award Agreement and the Plan and that Grantee’s decision to participate in the Plan is completely voluntary. Further, Grantee acknowledges that Grantee is relying solely on his or her own advisors with respect to the tax consequences of the Option.

13. Regulatory Limitations on Exercises. Notwithstanding the other provisions of the Award Agreement, the Board may impose such conditions, restrictions and limitations (including suspending the exercise of the Option and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to the Option unless and until the Board determines that such issuance complies with (a) any applicable registration requirements under the Securities Act or the Board has determined that an exemption therefrom is available, (b) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (c) any applicable Company policy or administrative rules and (d) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

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14. Miscellaneous.

(a) Notices. Any notice that either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify Grantee from time to time; and to Grantee at Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as Grantee, by notice to the Company, may designate in writing from time to time.

(b) Waiver. The waiver by any party hereto of a breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c) Entire Agreement. The Award Agreement and the Plan constitute the entire agreement between the parties with respect to the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

(d) Binding Effect; Successors. The obligations and rights of the Company under the Award Agreement shall be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The obligations and rights of Grantee under the Award Agreement shall be binding upon and inure to the benefit of Grantee and the beneficiaries, executors, administrators, heirs and successors of Grantee.

(e) Governing Law; Consent to Jurisdiction; Consent to Venue. The Award Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware. For purposes of resolving any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Option or the Award Agreement, the parties hereto hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that any related litigation shall be conducted solely in the courts of Alameda County, California or the federal courts for the U.S. for the Northern District of California, where the Award Agreement is made and/or to be performed, and no other courts.

(f) Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of the Award Agreement.

(g) Amendment. The Award Agreement may be amended at any time by the Board, provided that no amendment may, without the consent of Grantee, materially impair Grantee’s rights with respect to the Option.

(h) Severability. The invalidity or unenforceability of any provision of the Award Agreement shall not affect the validity or enforceability of any other provision of the Award Agreement, and each other provision of the Award Agreement shall be severable and enforceable to the extent permitted by law.

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(i) No Rights to Service. Nothing contained in the Award Agreement shall be construed as giving Grantee any right to be retained, in any position, as a director, officer, employee, or consultant of the Company or its Affiliates, or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge Grantee at any time for any reason whatsoever or for no reason, subject to the Company’s articles of incorporation, bylaws and other similar governing documents and applicable law.

(j) Section 409A. It is intended that the Award Agreement and the Option will be exempt from (or in the alternative will comply with) Code Section 409A, and the Award Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. This Section 12(j) shall not be construed as a guarantee of any particular tax effect for Grantee’s benefits under the Award Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

(k) Further Assurances. The Grantee agrees, upon demand of the Company or the Board, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be reasonably required by the Company or the Board, as the case may be, to implement the provisions and purposes of the Award Agreement and the Plan.

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